As filed with the Securities and Exchange Commission on May 2, 2018

Registration No. 333-216787

Registration No. 333-223165

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

Form S-8 Registration 333-216787

Form S-8 Registration 333-223165

Form S-8

Registration Statement

Under

The Securities Act of 1933

MuleSoft, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	20-5158650
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

77 Geary Street, Suite 400

San Francisco, California 94108

(Address of principal executive offices, including zip code)

2017 Equity Incentive Plan

2017 Employee Stock Purchase Plan

2017 Employee Stock Purchase Plan

2016 Equity Incentive Plan

2006 Stock Plan

(Full title of the plan)

Rob Horton

SVP, Corporate Development & General Counsel

MuleSoft, Inc.

77 Geary Street, Suite 400

San Francisco, California 94108

(415) 229-2009

(Name, address, and telephone number, including area code, of agent for service)

With copies to:

Michael Ringler

Denny Kwon

Rezwan Pavri

Wilson Sonsini Goodrich & Rosati, P.C.

One Market Plaza, Spear Tower, Suite 3300

San Francisco, CA 94105

(415) 947-2099

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

DEREGISTRATION OF SHARES

These Post-Effective Amendments (“Post-Effective Amendments”) filed by MuleSoft, Inc., a Delaware corporation (the “Company”) remove from registration all shares of Class A common stock of the Company, par value $0.000025 per share (the “Class A common stock”), and Class B common stock of the Company, par value $0.000025 per share (the “Class B common stock,” and together with the Class A common stock, the “Company common stock”) that remain unsold under the following registration statements (each, a “Registration Statement,” and collectively, the “Registration Statements”) filed by the Company with the Securities and Exchange Commission (the “SEC”):

•	Registration Statement on Form S-8 (No. 333-216787), which was filed with the SEC on March 17, 2017, pertaining to the registration of (i) 18,579,182 shares of Class A common stock reserved for issuance pursuant to future awards under the 2017 Equity Incentive Plan, (ii) 2,540,000 shares of Class A common stock reserved for issuance pursuant to future awards under the 2017 Employee Stock Purchase Plan, (iii) 8,804,997 shares of Class A common stock issuable upon conversion of shares of Class B common stock underlying equity awards outstanding under the 2016 Equity Incentive Plan, (iv) 12,764,555 shares of Class A common stock issuable upon conversion of shares of Class B common stock underlying equity awards outstanding under the 2006 Stock Plan, (v) 8,762,685 shares of Class B common stock reserved for issuance pursuant to stock option awards outstanding under the 2016 Equity Incentive Plan, (vi) 42,312 shares of Class B common stock reserved for issuance pursuant to restricted stock unit awards outstanding under the 2016 Equity Incentive Plan and (vii) 12,764,555 shares of Class B common stock reserved for issuance pursuant to stock option awards outstanding under the 2006 Stock Plan.

•	Registration Statement on Form S-8 (No. 333-223165), which was filed with the SEC on February 22, 2018 pertaining to the registration of (i) 6,565,504 shares of Class A common stock reserved for issuance under the 2017 Equity Incentive Plan and (ii) 2,626,201 shares of Class A common stock reserved for issuance under the 2017 Employee Stock Purchase Plan.

On March 20, 2018 the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, salesforce.com, inc., a Delaware corporation (“Parent”) and Malbec Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”). On April 2, 2018, pursuant to the Merger Agreement, and upon the terms and subject to the conditions thereof, Purchaser commenced an exchange offer (the “Offer”) to purchase each issued and outstanding share of Company common stock for (i) $36.00 in cash and (ii) 0.0711 of a share of common stock, $0.001 par value per share, of Parent (“Parent common stock”), plus cash in lieu of any fractional shares of Parent common stock, in each case, without interest and subject to any applicable withholding of taxes. Promptly following the completion of the Offer, upon the terms and subject to the conditions of the Merger Agreement, Purchaser will be merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”).

In connection with the Merger, the Company is terminating all offers and sales of its securities registered pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with undertakings made by the Company to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offerings, the Company hereby removes from registration any and all securities registered but unsold under the Registration Statements as of the date hereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the above-referenced Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, California on this 2nd day of May, 2018.

MULESOFT, INC.

By:	/s/ Matthew Langdon
Name: Matthew Langdon
Title: Chief Financial Officer

No other person is required to sign this Post-Effective Amendment in reliance on Rule 478 of the Securities Act of 1933, as amended.